                                                                  Exhibit 99.1

For Immediate Release
---------------------
August 16, 2007

    NORDSTROM REPORTS SECOND QUARTER EARNINGS PER SHARE OF 71 CENTS

    SEATTLE - August 16, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $180.4 million, or $0.71 per diluted share, for the second quarter ended August 4, 2007. For the same period last year, net earnings and earnings per diluted share were $178.8 million and $0.67, respectively. Earnings per diluted share in the second quarter increased 6.0 percent compared to the same quarter last year.
    Total sales in the second quarter were $2.39 billion, an increase of 5.2 percent compared to sales of $2.27 billion during the same period in fiscal 2006. Second quarter same-store sales increased 5.9 percent.
    The 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007, which has 52 weeks. The second quarter in fiscal 2007 began and ended one week later than fiscal 2006. With the first week in May having higher sales than the first week in August, this timing shift negatively impacted sales results for the second quarter of 2007.

SECOND QUARTER HIGHLIGHTS

    Sales growth and gross profit rate expansion resulted from continued improvement in the company's execution of its merchandising strategy. More than offsetting our enhanced sales and gross profit during the quarter were on-plan increases in operating expenses on a percent to sales basis versus the prior year.
   - Same-store sales increased 5.9 percent for the quarter, exceeding the company's low-single digit same-store sales plan. In July, the company's annual Anniversary sale event that brings in new fall season merchandise before the season begins posted a same-store sales increase of 7.9 percent in our full-line stores, the seventh consecutive year of positive same-store sales for the event, and the highest result over that time span. Half-yearly clearance events for women's, men's and kids' merchandise in June delivered on-plan low-single-digit same-store sales results. Merchandise categories with performance above the full-line store average for the quarter were designer apparel, accessories, and men's apparel. Same-store sales results in our online store exceeded our mid-teen planned growth rate.
   - Gross profit, as a percent of sales, increased 36 basis points compared to last year's second quarter. Improved sales and merchandise margin in women's, kids' and designer apparel contributed to gross profit rate expansion.
   - Selling, general and administrative expenses as a percent to sales increased 110 basis points versus the same period of the prior year. Fixed expenses during the second quarter generally performed as intended. Planned cross-company projects supporting our multi-channel integration effort resulted in higher expenses on a percent to sales basis than our more typical historical rates. In our credit business, provisions for bad debt increased approximately $22 million versus last year. Approximately $14 million of the bad debt reserve is non-comparable due to the new accounting treatment for co-branded Visa receivables. The remaining $8 million of the incremental provision resulted from growth in both the Visa and proprietary card receivables ahead of plan, and from changes to assumed repayment rates versus last year.
   - In other income, the company recorded a gain on sale of approximately $5.0 million for the disposal of an asset, which had a positive impact on earnings per diluted share of $0.01.

EXPANSION UPDATE

In the third quarter of 2007, Nordstrom plans to open three new full-line stores:
   - On September 7, 2007, a 144,000-square-foot store at the Natick Collection in Natick, Mass.;
   - On September 28, 2007, a 165,000-square-foot store at the Twelve Oaks Mall in Novi, Mich.;
   - On October 19, 2007, a 138,000-square foot-store in the Cherry Creek Shopping Center in Denver, Colo.

SHARE REPURCHASE
Nordstrom repurchased approximately 11.4 million shares of its common stock during the second quarter for $590 million. This reduction in weighted-average shares outstanding had a $0.01 positive impact on earnings per diluted share for the quarter.

2007 OUTLOOK
    For the fiscal year ending February 2, 2008, the company anticipates earnings per diluted share in the range of $2.91 to $2.97, increased from the previous range of $2.81 to $2.90. Our outlook includes consideration for the effects of the timing shift in the 2007 4-5-4 calendar, the company's securitization transaction backed by the co-branded Visa and private label receivables, share repurchases, and other non-comparable items. Outlined in the table below are the anticipated relative effects on earnings per diluted share from non-comparable operating items expected for the remaining quarters of the 2007 fiscal year.

Updated full-year 2007 operating plan versus the prior year:

                                            Fiscal 2007
                                            -----------
Same-store Sales                            5% to 6% increase
Gross Profit (%)                            35 to 45 basis point increase
Selling, General and Admin. Expense (%)     20 to 30 basis point decrease
Interest Expense, net                       $10 to $15 million increase
Other Income including Finance Charges      $20 to $30 million increase
Effective Tax Rate                          38.5%
Earnings per Diluted Share                  $2.91 to $2.97
Diluted Shares Outstanding                  255 million
Prior Year Earnings per Diluted Share       $2.55

Actual and planned performance for the quarters of fiscal 2007:


                             First        Second         Third         Fourth         Fiscal
                             Quarter      Quarter        Quarter       Quarter         2007
                            (Actual)      (Actual)       (Plan) (2)    (Plan)         (Plan) (2)
Same-store sales:             9.5%          5.9%         4% to 5%      2% to 3%       5% to 6%

Earnings per diluted share:
(a)Expected results from
    comparable operations:   $0.59         $0.79    $0.59 to $0.62  $1.04 to 1.07  $3.01 to $3.07
(b)Impact of including
    non-comparable events:
    1. Securitization
       transaction (1)       ($0.01)      ($0.03)        ($0.02)       ($0.01)         ($0.06)
    2. 53rd week timing
       shift & calendar       $0.02       ($0.03)         $0.03        ($0.02)             -
    3. 2006 VISA/MasterCard
       settlement                -        ($0.02)             -             -          ($0.02)
    4. 2006 53rd week
       results                   -             -              -        ($0.02)         ($0.02)

Reported results
 (combine a + b above):     $0.60          $0.71   $0.61 to $0.64  $0.99 to $1.02  $2.91 to $2.97

(1) Notes on the $850 million securitization transaction:
   - With the completion of the securitization transaction, the company began a new accounting treatment for the co-branded Visa receivables and securitized debt, which is secured by both the co-branded Visa and private label receivables. In the first quarter, pre-existing co-branded Visa receivables totaling $943 million were recorded on the balance sheet initially at fair value with no allowance for credit losses. Normal write-offs for uncollectible Visa receivables and other costs net, estimated at $20 million, will be recorded in Other Income and Expenses over the eight month period following the transaction. This period is equal to the average repayment life
of the acquired receivables.   This expense activity is expected to reduce
annual earnings per diluted share by $0.05 and will be non-recurring in future periods beyond the 2007 fiscal year.

   - Income and expenses from our co-branded Visa receivables that were previously reported net in Other Income and Expenses (under securitization accounting guidance) are reclassified in our earnings statement. In fiscal 2007, bad debt and write-off expense is expected to increase approximately $25 to $35 million and impact the SG&A rate by 30 to 40 basis points, with an accelerated portion in the second quarter. Interest expense, partially offset by interest income, will increase approximately $20 to $25 million. Other income including finance charges will increase $35 to $45 million. The net combination of these expenses and income is anticipated to reduce annual earnings per diluted share by $0.01.

(2) Notes on the pending sale of Faconnable:
   - Upon the sale of the Faconnable business, which is expected to close in the third quarter of 2007, the company anticipates realizing a gain on the sale. The anticipated impact to reported earnings per diluted share is $0.08 to $0.10, and is not included in our operating outlook for the third quarter and total year. The gain on the sale of Faconnable will be treated as a non-operating event.

THIRD QUARTER 2007 OUTLOOK

    The timing shift from the fiscal 2006 53rd week is expected to have a positive impact on third quarter 2007 sales results.
    When compared to the planned same-store sales rate of four to five percent for the 2007 third quarter, the monthly same-store sales rates in August and September are expected be above the anticipated quarterly rate. In October, the planned same-store sales rate is expected to be below the anticipated quarterly rate.
    For the third quarter of 2007, earnings per diluted share are expected in the range of $0.61 to $0.64, including a $0.01 positive impact from the non-comparable items described in the performance table earlier and excluding the anticipated gain on the sale of Faconnable.

CONFERENCE CALL INFORMATION:

Company management will be hosting a conference call and webcast to discuss first quarter results at 4:15 p.m. (ET) today. Access to the conference call is open to the press and general public in a listen-only mode. To participate, please dial 212-547-0138 ten minutes prior to the call (passcode:
NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 866-498-1469. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate Web site at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 37 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results for the fiscal year ending February 2, 2008 and our third and fourth quarters, anticipated monthly, quarterly and annual same-store sales rates, anticipated store openings, trends in company operations, and the anticipated closing of the sale of the Faconnable business and its impact on our earnings. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to maintain our relationships with our employees, our ability to control costs, weather conditions and hazards of nature and the timing and amounts of share repurchases by the company. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact:					Media Contact:
RJ Jones, 206-303-3007				Michael Boyd, 206-373-3038

                                NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - 2nd Quarter
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                      Quarter    % of sales (1)        Quarter    % of sales (1)
                                        ended    (except as              ended    (except as
                                       8/4/07     indicated)           7/29/06     indicated)
                                   ----------    ----------         ----------     ---------

Net sales                          $2,389,498       100.0%          $2,270,468        100.0%
Cost of sales and related
   buying & occupancy costs        (1,513,920)      (63.4%)         (1,446,633)       (63.7%)
                                   ----------                       ----------
Gross profit                          875,578        36.6%             823,835         36.3%
Selling, general and
   administrative expenses           (636,134)      (26.6%)           (579,552)       (25.5%)
                                   ----------                       ----------
Operating income                      239,444        10.0%             244,283         10.8%
Interest expense, net                 (16,811)       (0.7%)            (12,783)        (0.6%)
Other income including
   finance charges, net                70,316         2.9%              60,851          2.7%
                                   ----------                       ----------
Earnings before income tax expense    292,949        12.3%             292,351         12.9%
Income tax expense                   (112,519)      (38.4%) (2)       (113,597)       (38.9%) (2)
                                   ----------                       ----------
Net earnings                        $ 180,430         7.6%            $178,754          7.9%
                                   ==========                       ==========


Earnings per share
    Basic                               $0.72                           $0.68
    Diluted                             $0.71                           $0.67

ADDITIONAL DATA
Weighted average shares outstanding
    Basic                             251,022                         261,512
    Diluted                           255,354                         266,226


(1) Subtotals and totals may not foot due to rounding.
(2) Percent of earnings before income taxes.

                               NORDSTROM, INC.
              CONSOLIDATED STATEMENTS OF EARNINGS - Year to Date
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                   Six Months    % of sales (1)     Six Months    % of sales (1)
                                        ended    (except as              ended    (except as
                                      8/4/07      indicated)           7/29/06     indicated)
                                   ----------    ----------         ----------     ---------
Net sales                          $4,343,370        100.0%         $4,057,691        100.0%
Cost of sales and related buying
     & occupancy costs             (2,728,672)       (62.8%)        (2,569,636)       (63.3%)
                                   ----------                       ----------
Gross profit                        1,614,698         37.2%          1,488,055         36.7%
Selling, general and
     administrative expenses       (1,170,148)       (26.9%)        (1,073,772)       (26.5%)
                                   ----------                       ----------
Operating income                      444,550         10.2%            414,283         10.2%
Interest expense, net                 (24,023)        (0.6%)           (23,534)        (0.6%)
Other income including
     finance charges, net             126,167          2.9%            114,689          2.8%
                                   ----------                       ----------
Earnings before income tax expense    546,694         12.6%            505,438         12.5%
Income tax expense                   (209,467)       (38.3%) (2)      (195,453)       (38.7%) (2)
                                   ----------                       ----------
Net earnings                         $337,227          7.8%           $309,985          7.6%
                                   ==========                       ==========

Earnings per share
     Basic                              $1.33                            $1.17
     Diluted                            $1.30                            $1.15

ADDITIONAL DATA
---------------

Weighted average shares outstanding
     Basic                            254,485                         264,501
     Diluted                          259,059                         269,556




(1) Subtotals and totals may not foot due to rounding.

(2) Percent of earnings before income taxes.

                                   NORDSTROM, INC.
                            CONSOLIDATED BALANCE SHEETS
               -----------------------------------------------------
                         (unaudited;  amounts in thousands)

                                                     8/4/07          2/3/07           7/29/06
                                                   ----------      ----------        ----------

Assets
Current assets:
    Cash and cash equivalents                    $   179,033      $   402,518      $   280,150
    Accounts receivable, net                       1,802,485          662,447          702,536
    Investment in asset backed securities                  -          428,175          354,348
    Merchandise inventories                        1,053,342          962,245          985,667
    Current deferred tax assets                      178,483          169,320          165,298
    Prepaid expenses and other                        65,795           53,459           60,445
    Restricted cash                                        -                -          150,000
    Assets held for sale                             228,702          219,856          212,176
                                                  -----------     -----------       -----------
Total current assets                               3,507,840        2,898,020        2,910,620
Land, buildings and equipment, net                 1,822,499        1,736,105        1,728,034
Goodwill                                              52,926           24,177           24,177
Other assets                                         182,287          163,276          129,846
                                                  -----------     -----------       -----------
Total assets                                     $ 5,565,552      $ 4,821,578       $4,792,677
                                                  ===========     ===========       ===========



Liabilities and Shareholders' Equity
Current liabilities:
    Accounts payable                             $   777,162      $   554,981      $   710,391
    Accrued salaries, wages and related benefits     217,379          333,309          213,723
    Other current liabilities                        438,427          424,215          369,024
    Income taxes payable                              79,706           76,089          120,068
    Current portion of long-term debt                  8,201            6,795          307,419
    Liabilities related to assets held for sale       40,047           42,232           35,546
                                                  -----------     -----------       -----------
Total current liabilities                          1,560,922        1,437,621        1,756,171
Long-term debt, net                                1,492,055          623,652          624,861
Deferred property incentives, net                    356,476          355,579          355,597
Other liabilities                                    250,132          236,205          211,688
Shareholders' equity:
    Common stock, no par value: 1,000,000 shares
     authorized; 247,549, 257,313 and 256,500
     shares issued and outstanding                   892,046          826,421          751,281
     Retained earnings                             1,025,354        1,350,680        1,095,181
     Accumulated other comprehensive
     loss                                            (11,433)          (8,580)          (2,102)
                                                  -----------     -----------       -----------
Total shareholders' equity                         1,905,967        2,168,521        1,844,360
                                                  -----------     -----------       -----------
Total liabilities and shareholders' equity        $5,565,552       $4,821,578       $4,792,677
                                                  ===========     ===========       ===========

                                NORDSTROM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -----------------------------------------------------
                      (unaudited;  amounts in thousands)

                                                          Six Months             Six Months
                                                              ended                 ended
                                                             8/4/07               7/29/06
                                                        -----------           -----------
Operating Activities
Net earnings                                              $ 337,227             $ 309,985
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
    Depreciation and amortization of
     buildings and equipment                                137,197               138,632
    Amortization of deferred property
     incentives and other, net                              (21,465)              (16,280)
    Stock-based compensation expense                         14,163                14,083
    Deferred income taxes, net                              (27,245)              (31,632)
    Tax benefit of stock-based payments                      18,156                18,092
    Excess tax benefit from stock-based payments            (17,287)              (15,109)
    Provision for bad debt expense                           41,688                 6,448
    Change in operating assets and liabilities:
      Accounts receivable                                (1,177,781)              (78,971)
      Investment in asset backed securities                 420,387               200,803
      Merchandise inventories                              (115,076)              (79,747)
      Prepaid expenses                                      (8,910)               (11,809)
      Other assets                                          (24,984)               (1,232)
      Accounts payable                                      135,478               192,158
      Accrued salaries, wages and related benefits         (113,604)              (64,777)
      Other current liabilities                               7,609               (29,356)
      Income taxes payable                                   15,753                38,457
      Property incentives                                    26,378                 8,866
      Other liabilities                                        (588)                  974
                                                        -----------           -----------
Net cash (used in) provided by operating activities        (352,904)              599,585
                                                        -----------           -----------


Investing Activities
Capital expenditures                                       (221,958)             (115,720)
Proceeds from sale of assets                                 11,959                   128
Purchases of short-term investments                               -              (109,550)
Sales of short-term investments                                   -               163,550
Increase in restricted cash                                       -              (150,000)
Other, net                                                    4,202                (2,820)
                                                        -----------           -----------
Net cash used in investing activities                      (205,797)             (214,412)
                                                        -----------           -----------


Financing Activities
Proceeds from LT borrowings                               1,000,000                     -
Principal payments on long-term debt                       (152,295)               (2,312)
Increase in cash book overdrafts                            102,357                 5,604
Proceeds from exercise of stock options                      21,640                24,700
Proceeds from employee stock purchase plan                    8,919                 8,370
Excess tax benefit from stock-based payments                 17,287                15,109
Cash dividends paid                                         (69,592)              (56,249)
Repurchase of common stock                                 (589,999)             (562,921)
Other, net                                                   (3,101)                   97
                                                        -----------           -----------
Net cash provided by (used in) financing activities         335,216              (567,602)
                                                        -----------           -----------
Net decrease in cash and cash equivalents                  (223,485)             (182,429)
Cash and cash equivalents at beginning of period            402,518               462,579
                                                        -----------           -----------
Cash and cash equivalents at end of period                $ 179,033             $ 280,150
                                                        ===========           ===========